Exhibit 3

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-17
CUSIP: 21988G775 & 21988GAN6

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 15, 2002

INTEREST ACCOUNT
----------------
Balance as of August 15, 2001 ...............................      $        0.00
         Scheduled Income received on securities ............      $  968,750.00
         Unscheduled Income received on securities ..........      $        0.00

LESS:
         Distribution to Class A1 Holders ...................     -$  968,750.00
         Distribution to Class A2 Holders ...................     -$        0.00
         Distribution to Depositor ..........................     -$        0.00
Balance as of February 15, 2002 .............................      $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of August 15, 2001 ...............................      $        0.00
         Scheduled Principal payment received on securities .      $        0.00

LESS:
         Distribution to Holders ............................      $        0.00
Balance as of February 15, 2002 .............................      $        0.00

               UNDERLYING SECURITIES HELD AS OF FEBRUARY 15, 2002
         Principal
         Amount                          Title of Security
         ------                          -----------------
         $27,878,000                Worldcom, Inc. 6.95% Debentures
                                    due August 15, 2028
                                    CUSIP: 98155KAJ1

U.S Bank Trust National Association, as Trustee


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